Exhibit 1(r)

BLACKROCK MUNIYIELD QUALITY FUND, INC.

FORM OF ARTICLES OF AMENDMENT

This is to certify that:

First:     The charter of BlackRock MuniYield Quality Fund, Inc., a Maryland corporation (the “Corporation”), is amended by these Articles of Amendment, which amend that section of the charter titled Articles Supplementary Establishing and Fixing the Rights and Preferences of Series W-7A Variable Rate Demand Preferred Shares, dated as of June 5, 2024 (the “Governing Document”).

Second:   The charter of the Corporation is hereby amended by deleting the first and second recitals of the Governing Document in their entirety and replacing them with the following:

 FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article V of the Corporation’s Charter, the Board of Directors has, by resolution duly adopted on February 28, 2024, reclassified 2,252 authorized and unissued shares of common stock of the Corporation as shares of preferred stock of the Corporation, par value $0.10 per share, as Variable Rate Demand Preferred Shares (the “VRDP Shares”). The VRDP Shares may be issued in one or more series, as designated and authorized by the Board of Directors or a duly authorized committee thereof from time to time (each series of VRDP Shares that may be authorized and issued, a “Series”).

 SECOND: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article V of the Corporation’s Charter, the Board of Directors, by resolution duly adopted on [●], 2025, approved the reclassification of [●] authorized and unissued shares of common stock of the Corporation as additional VRDP Shares.

 THIRD: The preferences (including liquidation preference), voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each Series of such [●] VRDP Shares are as follows or as set forth in an amendment to these Articles Supplementary or otherwise in the Corporation’s Charter (each such Series being referred to herein as a “Series of VRDP Shares”):

Third:     The charter of the Corporation is hereby amended by deleting the section titled “Designation” in the Governing Document in its entirety and replacing it with the following:

DESIGNATION

Series W-7A: A series of preferred stock, par value $0.10 per share, liquidation preference $100,000 per share, has been authorized and designated as “Series W-7A Variable Rate Demand Preferred Shares,” also referred to herein as

“Series W-7A VRDP Shares”. The number of Series W-7A VRDP Shares approved for issuance is [●]. Each Series W-7A VRDP Share shall be issued on a date or dates determined by the Board of Directors of the Corporation or pursuant to their delegated authority; have an Applicable Rate determined as provided in these Articles Supplementary; and have such other preferences, voting powers, restrictions, limitations as to dividends and distributions, qualifications and terms and conditions of redemption as required by applicable law and that are expressly set forth in these Articles Supplementary and the rest of the Charter. The Series W-7A VRDP Shares shall constitute a separate series of preferred stock of the Corporation and each Series W-7A VRDP Share shall be identical. The terms and conditions of these Articles Supplementary apply to each share of Series W-7A VRDP Shares and no other Series and, for purposes of clarity, that section of the Charter titled Articles Supplementary Establishing and Fixing the Rights and Preferences of Variable Rate Demand Preferred Shares, dated September 13, 2011, as amended to date and as may be further amended from time to time, does not apply to the Series W-7A VRDP Shares and nothing in these Articles Supplementary applies to any of the Series W-7 VRDP Shares of the Corporation.

Fourth:    The charter of the Corporation is hereby amended by deleting Section 1of the Governing Document in its entirety and replacing it with the following:

  1.   Number of Authorized Shares

The number of authorized shares constituting the Series W-7A VRDP Shares is as set forth above under the title “Designation.”

Fifth:      The amendment to the charter of the Corporation as set forth above in these Articles of Amendment has been duly advised by the board of directors of the Corporation and approved by the stockholders of the Corporation as and to the extent required by law and in accordance with the charter of the Corporation.

Sixth:         These Articles of Amendment shall be effective as of [●], 2025.

[Signature Page Follows]

IN WITNESS WHEREOF, BlackRock MuniYield Quality Fund, Inc. has caused these Articles of Amendment to be signed as of [●], 2025 in its name and on its behalf by the person named below, who acknowledges that these Articles of Amendment are the act of the Corporation and, to the best of such person’s knowledge, information, and belief and under penalties for perjury, all matters and facts contained in these Articles of Amendment are true in all material respects.

BLACKROCK MUNIYIELD QUALITY
FUND, INC.

By:
Name: Stephen Minar
Title: Vice President
ATTEST:

Name: Janey Ahn
Title: Secretary